EXHIBIT 23.1



               Consent of Independent Certified Public Accountants

The Board of Directors
Security Bank Holding Company
Coos Bay, Oregon:

We consent to the use of our report dated January 24, 1997, relating to the consolidated financial statements of Security Bank Holding Company and subsidiaries, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP

Portland, Oregon

September 17, 1997